Exhibit 99-Press Release of Amistar Corporation dated May 22, 2006, reporting Amistar's financial results for the first quarter 2006.

AMISTAR REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, May 22, 2006 /PRIMEZONE/ -- Amistar Corporation (OTC Bulletin Board-AMTA.OB) today reported sales and results for the three months ended March 31, 2006.

The Condensed Consolidated Statements of Operations included in this release reflect the AMS operating results presented as a discontinued operation.

Net sales for the three months ended March 31, 2006 decreased $410,000 or 36% to $721,000, compared to $1,131,000 for the same quarter in 2005.

There was a net loss from continuing operations for the three months ended March 31, 2006 of $1,005,000 or $0.32 per share compared to a net loss from continuing operations of $608,000 or $0.20 per share for the same quarter in 2005. The income from discontinued operations was $87,000 for the three months ended March 31, 2006 compared to a $46,000 loss during the same period in 2005.

The operating loss from continuing operations for the three months ended March 31, of 2006 and 2005, respectively, includes:

    o $337,000 and $248,000, for start-up and machine development costs related to the new Distributed Delivery Networks venture to provide automated equipment and systems to the retail and other pharmacy markets.
    o $83,000 and $296,000, related to litigation defense and counter-suit costs for the lawsuit (now settled) with Asteres, Inc.

The income from discontinued operations for the three months ended March 31, 2006 increased over the loss from discontinued operations during the same period in 2005, due primarily to an $16,000 gain on sale of equipment and due to lower personnel and facility costs in the three months ended March 31, 2006.

"The first quarter sales and gross margin were lower than our expectation due primarily because two large orders for distributed and custom factory automation machinery were not completed in the first quarter and are now expected to be completed in the second quarter of 2006."

"The Company, working jointly with our majority-owned subsidiary Distributed Delivery Networks, has reached further milestones in our effort to enter the emerging market for point-of-sale automation. During the first quarter we 1) continued to make machine hardware and software improvements to the APM(TM) resulting from data gathered during our beta tests in community and chain retail pharmacies, and 2) made machine hardware and software enhancements allowing us to offer the APM for use in an alternative market", stated Stuart Baker, Amistar's President.

                         Condensed Consolidated Statements of Operations

                                                                        Three Months Ended
                                                                             March 31,
                                                                       2006             2005
                                                                    -----------      -----------
Net sales                                                           $   721,000      $ 1,131,000
Cost of sales                                                           628,000          737,000
                                                                    -----------      -----------
Gross profit                                                             93,000          394,000
Operating expenses                                                    1,224,000        1,117,000
                                                                    -----------      -----------
Loss from continuing operations                                      (1,131,000)        (723,000)
Other income                                                            127,000          116,000
                                                                    -----------      -----------
Loss from continuing operations before income taxes                  (1,004,000)        (607,000)
Income taxes                                                              1,000            1,000
                                                                    -----------      -----------
Net loss from continuing operations                                  (1,005,000)        (608,000)
Income (loss) from discontinued operations, net of income taxes          87,000          (46,000)
                                                                    -----------      -----------
Net loss                                                            $  (918,000)     $  (654,000)
                                                                    ===========      ===========

Loss per common share on continuing
   operations-basic and diluted                                     $     (0.32)     $     (0.20)
                                                                    ===========      ===========

Income (loss) per common share on
   discontinued operations-basic and diluted                        $      0.03      $     (0.01)
                                                                    ===========      ===========
Loss per common share-basic and diluted                             $     (0.29)     $     (0.21)
                                                                    ===========      ===========
Shares used In per share calculation-
   basic and diluted                                                  3,169,982        3,142,732
                                                                    ===========      ===========

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Part 1 of the Company's Annual Report on Form 10-KSB. Actual results may differ materially from anticipated results.

Amistar Corporation provides automation solutions primarily for the industrial and retail markets. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. Through its majority-owned subsidiary, Distributed Delivery Networks Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products and prescriptions to retail and other customers.

Additional information about Amistar is available at www.amistar.com and Distributed Delivery Networks Corporation at www.rx-apm.com


Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-3967
gregL@amistar.com